Exhibit 10.12

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

December 31, 2025

Adam Quigley
[*****]

Dear Adam:

Congratulations! We are pleased to present you with this conditional offer appointing you as Chief Financial Officer of SharkNinja Operating LLC (together with its affiliates, "SharkNinja" or the "Company"). Your annual base salary will increase to $600,000 and will be paid to you on a bi-weekly basis (subject to applicable taxes and withholdings). The changes to your title and base salary will become effective as of November 6, 2025. You will continue to report to Mark Barrocas, Chief Executive Officer.

In conjunction with this position, you are also eligible to receive an annual discretionary bonus of up to 75% of your annual base salary based on a number of factors, including both individual and company performance, in accordance with the terms of the Company’s Global Annual Bonus Plan and any applicable policies of the Company, in each case, as may be amended by SharkNinja from time to time. Your annual bonus is tied to our fiscal year which runs from January 1st through December 31st. To the fullest extent permitted by law, this bonus is not earned until it is paid to you.

Unless expressly provided for in this letter, your annual base salary, annual discretionary bonus and other payments to you will be subject to applicable taxes and withholding.

You will continue to be eligible to participate in a wide variety of benefit programs as may be in effect from time to time and in accordance with the terms and conditions of the applicable benefit plans.
In the event that your employment is terminated as a result of a Qualifying Termination (as defined below) after your hire date, you will be eligible to receive, as severance pay, continuation of your then current base salary for a period of fifty-two (52) weeks, contingent on the parties’ execution of a confidential written Separation Agreement (as defined below) provided to you as promptly as practicable following your termination date. In addition, in the event of a Qualifying Termination, SharkNinja agrees that pursuant to an executed Separation Agreement, if you timely elect COBRA coverage, it shall pay the same employer portion of the premiums for continuation of medical and dental benefits for you under COBRA as it pays for active employees until the earlier of the end of the of fifty-two (52) week salary continuation period or the date that you commence other employment that offers group medical plan coverage. Your portion of the premiums may be withheld from the severance pay. If such payments of premiums at such time constitute taxable income to you, SharkNinja may make payments in an equivalent amount as additional severance pay rather than as premium payments. Contingent on the parties’ execution of a confidential written Separation Agreement, the severance payments will commence within 60 days after the date of employment termination; provided that (i) if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments will commence in the second calendar year no later than the last day of such 60-day period and (ii) the first payment will include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each installment of severance pay is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For the avoidance of doubt, you agree that you shall not be entitled to any Annual Bonus for the Fiscal Year in which the Qualifying Termination occurs.
For purposes of this Offer Letter:

“Disability” means a condition or disability such that you are unable to perform the essential functions of your position with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any twelve (12)-month period.

“Just Cause” means any one of: (i) your conviction or entering a guilty plea or a plea of no contest with respect to a felony (or state law equivalent) or a misdemeanor involving moral turpitude either in connection with the performance of your obligations to the Company or which otherwise shall adversely affect your ability to perform such obligations or shall materially adversely affect the business activities, reputation, goodwill or image of the Company; (ii) your commission of an act that involves fraud, theft, conversion, misappropriation or embezzlement; (iii) any willful and continued failure or refusal by you to substantially perform the material duties and responsibilities of your position (other than such a failure as a result of Disability); (iv) your gross negligence, willful misconduct (including, without limitation, fraud, embezzlement or misappropriation), or willful malfeasance in connection with your employment; (v) your engagement in dishonesty, illegal conduct or misconduct, which is, in each case, injurious to SharkNinja;
(vi) your breach of any material obligation under the Company’s Noncompetition, Confidentiality and Non-Solicitation Agreement, or any other written agreement between you and the Company; or (vii) your willful material violation of any material written SharkNinja policy which SharkNinja reasonably believes has a material detrimental effect on the Company or creates material risks for the Company, including, without limitation, violation of any code of ethics or business conduct, any policy against discrimination or harassment and/or any other conduct policies and codes which have been or may be adopted by SharkNinja at any time. Notwithstanding anything to the contrary in this paragraph, no act or omission pursuant to clauses (iii) above will constitute Just Cause for termination unless the Company has first provided you with written notice of the existence of the condition supporting such event within the period not to exceed ninety (90) days after the Company’s recognition of the condition and you fail to remedy such condition within thirty (30) days of receiving such written notice.

“Good Reason” means (i) a material adverse diminution in your job responsibilities or a material adverse change in your title or status from those in effect on the date you commence employment with the Company or as enhanced from time to time (other than temporarily while you are physically or mentally incapacitated or as required by applicable law); (ii) a material reduction of your base salary or Target Annual Bonus, other than a general reduction in base salary or Target Annual Bonus that affects all similarly situated executives in substantially the same proportions; (iii) the relocation of your principal place of employment by more than 25 miles from New York, New York; or (iv) the failure of SharkNinja to perform any of its material obligations under this agreement or other material agreement relating to your employment. Resignation for Good Reason shall not be deemed to exist unless you provide the Company with written notice of the existence of the condition supporting any of the foregoing events described in this definition within the period not to exceed 10 business days after your first initial recognition of the condition and the Company fails to remedy such condition within 30 days of receiving such written notice.
“Qualifying Termination” means (i) a termination of your employment by SharkNinja for any reason other than for Just Cause or (ii) your resignation from SharkNinja for Good Reason. Notwithstanding the foregoing, a termination of your employment due to death or Disability is not a Qualifying Termination.

“Separation Agreement” means a written, confidential employment separation agreement in a form proposed by SharkNinja that includes, among other terms, (i) your general release of all claims against SharkNinja and related persons and entities, including without limitation, claims under federal, state and local laws related to the employment relationship, wage and hour, discrimination, harassment and retaliation but does not release your rights to vested equity or benefits subject to applicable Company policies, (ii) your agreement not to disparage SharkNinja or any related persons or entities, and (iii) a noncompetition provision essentially the same or similar in scope to that set forth in the Company’s Noncompetition, Confidentiality and Non- Solicitation Agreement enclosed with this offer letter.

In your position, we allow you to take as much paid time off (“PTO”) as is consistent with your job requirements, job duties and obligations to the Company, as set forth more fully in the Company’s PTO policy. As set forth in the policy, PTO is not an earned or accrued benefit and instead is part of the Company’s desire to provide a flexible work schedule. The PTO policy does not supersede any of the Company’s leave policies mandated by federal, state or local laws. In addition, the Company presently observes eight (8) holidays, (2) floating holidays per calendar year, one (1) cultural and religious observance day, and up to eight (8) hours of paid volunteer hours per year. No time off benefits, such as PTO and floating holidays, are carried over or paid out in the event of the termination of your employment, except where expressly required by law. The Company’s PTO policy is subject to change in the Company’s sole discretion.
For the avoidance of doubt, this letter does not change your original hire date of January 5, 2015 to the Company’s subsidiary, Euro-Pro Operating LLC, meaning that all accrued length of service to date remains in effect.

This offer is contingent upon the following:

■Satisfactory completion of a background check, consistent with applicable federal, state and local law, including but not limited to a background check of employment, education and criminal history
■Signing the enclosed Noncompetition, Confidentiality and Non-Solicitation Agreement
■Approval of all compensation elements set forth in this offer by the compensation committee of the board of directors of SharkNinja Parent

This offer will be withdrawn (whether or not you have already signed it) if any of the above conditions are not satisfied.

SharkNinja associates are considered to be “employees at will.” At-will employment means that either the associate or the Company may terminate the employment relationship for any reason or for no reason, with or without reason or advance notice. Nothing verbally expressed or written in this letter constitutes any type of contract or guarantee of future employment and by signing this letter, you agree that your employment with SharkNinja is at-will. The description of benefits and other compensation arrangements set forth herein are meant to be summary in form and may be subject to change in the Company’s discretion. Your at-will employment status can be changed only by a written contract signed by the Chief Legal Officer.
This letter, the Notice of Restricted Share Unit Award (“RSU Award”) dated July 31, 2023, the relevant terms of your prior accepted offer letter appointing you as Interim CFO dated August 27, 2025, and the enclosed Noncompetition, Confidentiality Agreement constitute our entire agreement regarding the terms and conditions of your employment by the Company. Where expressly articulated, this letter supersedes any other prior agreements, or other promises or statements (whether oral or written) regarding the terms or conditions of your employment.

Please sign and return this letter to me.

Sincerely,

/s/ Elizabeth Norberg
Elizabeth Norberg
EVP, Chief People Officer

I accept the above offer as stated and agree to its terms and conditions as set forth in this letter.

Adam Quigley                         /s/ Adam Quigley
(Print Full Name)                        (Signature)

1/12/2026
(Date)